Exhibit 99.1

Mistras Group Announces First Quarter Results
MISTRAS Group, Inc. May 8, 2017 4:01 PM

PRINCETON JUNCTION, N.J., May 8, 2017 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its first quarter ended March 31, 2017.

Revenues for the first quarter of 2017 were $163.3 million, 2% lower than in the comparable period of 2016. Net income during the first quarter of 2017 was $1.7 million or $0.06 per diluted share, inclusive of an $0.8 million after-tax charge pertaining to a bad debt provision taken in relation to the bankruptcy filing of a large customer in the nuclear industry. Exclusive of the bad debt provision, first quarter 2017 net income and earnings per diluted share were $2.5 million and $0.08 per diluted share, respectively, compared with $3.4 million and $0.11 per diluted share, respectively, in the prior year’s first quarter.

The Company generated $13.4 million of cash from operating activities and $9.6 million of free cash flow during the first quarter of fiscal year 2017, both amounts reduced by a $6.3 million outflow pertaining to a prior year legal settlement. The Company utilized $4.5 million of its free cash flow for an acquisition and $6 million to repurchase its common stock during the first quarter of 2017. The Company’s net debt (total debt less cash) of $85.4 million at March 31, 2017 was approximately 1.1x Adjusted EBITDA.

Adjusted EBITDA for the first quarter of 2017 was $13.3 million, compared with $15.0 million in the comparable period of the prior year. Performance by segment was as follows:

Services segment operating income declined from prior year by 35% in the first quarter of fiscal year 2017, on revenues that declined by 4%. Excluding the special bad debt provision, Services operating income declined by $2.8 million or 24%. The decline in operating income was driven by a mid-single digit organic revenue decline which reflected soft market conditions and a weak spring turnaround season, which in turn caused an 80 basis point reduction in Services gross margin to 23.9% of revenues.

International segment operating income more than tripled prior year levels, growing by $2.3 million over the prior year’s first quarter, on revenues that grew by $3.3 million or 11%, driven primarily by strong performance in aerospace business. The Company enjoyed double digit first quarter organic revenue growth compared with prior year in Germany and France, which led to a 250 basis point improvement in the segment gross margin rate to 30.5%.

Products and Systems segment operating income declined by $0.3 million compared with the prior year’s first quarter, driven by a volume-driven revenue decline of $1.1 million or 17%.

Dr. Sotirios Vahaviolos, Chairman and Chief Executive Officer stated, "As mentioned in our recent earnings calls, the fall 2016 and spring 2017 seasons were especially challenging in North America, as workloads from many customers were less than in the prior year. These conditions caused results in our Services segment to suffer poor comparisons to prior year that more than offset continued positive performance in our International segment.”

Dr. Vahaviolos added: “Although the market rebound has not yet occurred, we are using this time to make further adjustments to our cost structure, and to enhance our competitive position by adding capabilities that will help our customers in new and exciting ways. We are actively quoting new business and are using this time to position Mistras to drive incrementally more value for our customers, and to make investments that will reignite our profitable growth in 2018 and beyond."

Updated Guidance for 2017
Information from North American oil and gas customers continues to suggest that their spending for inspection services in the first half of calendar 2017 will be lower than prior year. However, spending levels are expected to pick up modestly in the second half of 2017. The Company’s results for the first half and second half of 2017 are expected to reflect this dynamic.

The Company’s 2017 financial guidance remains unchanged, as follows:

•	Total revenues from $670 million to $700 million;

•	Net income for 2017 from $20 million to $23 million;

•	Earnings per diluted share from 68 cents to 78 cents;

•	Adjusted EBITDA from $73 million to $78 million;

•	Operating cash flow of approximately $50 million;

•	Capital expenditures of approximately $20 million.

Conference Call

In connection with this release, Mistras will hold a conference call on May 9, 2017 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 17141113 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Transition Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to Mistras Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A Reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt and capital lease obligations, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	March 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$27,592	$19,154
Accounts receivable, net	124,221	130,852
Inventories	10,589	10,017
Deferred income taxes	—	6,230
Prepaid expenses and other current assets	14,772	16,399
Total current assets	177,174	182,652
Property, plant and equipment, net	72,898	73,149
Intangible assets, net	41,226	40,007
Goodwill	173,907	169,940
Deferred income taxes	1,897	1,086
Other assets	2,628	2,593
Total assets	$469,730	$469,427
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$9,345	$6,805
Accrued expenses and other current liabilities	53,637	58,697
Current portion of long-term debt	1,766	1,379
Current portion of capital lease obligations	6,357	6,488
Income taxes payable	3,659	4,342
Total current liabilities	74,764	77,711
Long-term debt, net of current portion	96,042	85,917
Obligations under capital leases, net of current portion	8,861	9,682
Deferred income taxes	12,024	17,584
Other long-term liabilities	8,180	7,789
Total liabilities	199,871	198,683
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,257,763 and 29,216,745 shares issued	293	292
Additional paid-in capital	219,176	217,211
Treasury stock, at cost, 676,512 and 420,258 shares	(15,000)	(9,000)
Retained earnings	93,496	91,803
Accumulated other comprehensive loss	(28,274)	(29,724)
Total Mistras Group, Inc. stockholders’ equity	269,691	270,582
Noncontrolling interests	168	162
Total equity	269,859	270,744
Total liabilities and equity	$469,730	$469,427

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended
	March 31, 2017	March 31, 2016

Revenue	$163,318	$167,455
Cost of revenue	115,002	118,230
Depreciation	5,163	5,255
Gross profit	43,153	43,970
Selling, general and administrative expenses	37,302	35,053
Research and engineering	643	662
Depreciation and amortization	2,502	2,762
Acquisition-related expense (benefit), net	(544)	(153)
Income from operations	3,250	5,646
Interest expense	1,018	1,100
Income before provision for income taxes	2,232	4,546
Provision for income taxes	534	1,088
Net income	1,698	3,458
Less: net income attributable to noncontrolling interests, net of taxes	6	11
Net income attributable to Mistras Group, Inc.	$1,692	$3,447
Earnings per common share
Basic	$0.06	$0.12
Diluted	$0.06	$0.11
Weighted average common shares outstanding:
Basic	28,687	28,915
Diluted	29,905	29,980

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended
	March 31, 2017	March 31, 2016
Revenues
Services	$126,329	$131,579
International	34,256	30,980
Products and Systems	5,550	6,680
Corporate and eliminations	(2,817)	(1,784)
	$163,318	$167,455

	Three months ended
	March 31, 2017	March 31, 2016
Gross profit
Services	$30,213	$32,458
International	10,460	8,673
Products and Systems	2,594	2,738
Corporate and eliminations	(114)	101
	$43,153	$43,970

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended
	March 31, 2017	March 31, 2016
Services:
Income from operations	$7,380	$11,339
Bad debt provision for a customer bankruptcy	1,200	—
Severance costs	16	—
Acquisition-related expense (benefit), net	(124)	(173)
Income before special items	8,472	11,166
International:
Income from operations	3,034	720
Severance costs	13	65
Acquisition-related expense (benefit), net	(501)	20
Income before special items	2,546	805
Products and Systems:
Loss from operations	(449)	(132)
Severance costs	—	(11)
Acquisition-related expense (benefit), net	—	—
Loss before special items	(449)	(143)
Corporate and Eliminations:
Loss from operations	(6,715)	(6,281)
Acquisition-related expense (benefit), net	81	—
Loss before special items	(6,634)	(6,281)
Total Company
Income from operations	$3,250	$5,646
Bad debt provision for a customer bankruptcy	$1,200	$—
Severance costs	$29	$54
Acquisition-related expense (benefit), net	$(544)	$(153)
Income before special items	$3,935	$5,547

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended
	March 31, 2017	March 31, 2016

Net cash provided by (used in):
Operating activities	$13,413	$29,113
Investing activities	(8,137)	(4,109)
Financing activities	2,853	(18,888)
Effect of exchange rate changes on cash	309	(89)
Net change in cash and cash equivalents	$8,438	$6,027

Mistras Group, Inc. and Subsidiaries
Reconciliation of Net Cash Provided from Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

Three months ended March 31, 2017
GAAP: Net cash provided by operating activities	$13,413
Less:
Purchases of property, plant and equipment	(3,416)
Purchases of intangible assets	(376)
non-GAAP: Free cash flow	$9,621

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income to Adjusted EBITDA
(in thousands)

	Three months ended
	March 31, 2017	March 31, 2016

Net income	$1,698	$3,458
Less: net income attributable to noncontrolling interests, net of taxes	6	11
Net income attributable to Mistras Group, Inc.	$1,692	$3,447
Interest expense	1,018	1,100
Provision for income taxes	534	1,088
Depreciation and amortization	7,665	8,017
Share-based compensation expense	1,683	1,729
Acquisition-related expense (benefit), net	(544)	(153)
Severance	29	54
Bad debt provision for customer bankruptcy	1,200	—
Foreign exchange (gain) loss	(23)	(282)
Adjusted EBITDA	$13,254	$15,000

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Bad Debt Provision for a Customer Bankruptcy (non-GAAP) and Diluted EPS Excluding Bad Debt Provision for a Customer Bankruptcy (non-GAAP)
(in thousands)

Three months ended March 31, 2017
Net income (GAAP)	$1,692
Bad debt provision for a customer bankruptcy, net of tax	770
Net Income Excluding Bad Debt Provision for a Customer Bankruptcy (non-GAAP)	$2,462

Diluted EPS (GAAP)	$0.06
Bad debt provision for a customer bankruptcy, net of tax	0.02
Diluted EPS Excluding Bad Debt Provision for a Customer Bankruptcy (non-GAAP)	$0.08